News Release

Ryder Reports Second Quarter 2020 Results

Second Quarter 2020
•Q2 total revenue of $1.9 billion, down 16%, and Q2 operating revenue (non-GAAP) of $1.6 billion, down 10% primarily reflecting COVID-19 impacts on commercial rental and automotive activity in supply chain
•Q2 GAAP EPS from continuing operations loss of $(1.41) versus a profit of $1.43 in prior year, reflecting the impacts of higher non-cash depreciation expense due to changes in residual value estimates and COVID-19
•Q2 comparable EPS (non-GAAP) from continuing operations loss of $(0.95) versus a profit of $1.40 in prior year

Business Updates and Impacts of COVID-19
•Anticipate operating cash flow of $1.8 billion to $2.0 billion in 2020
•Expect free cash flow of $1.0 billion to $1.2 billion including capital expenditures of $1.0 billion to $1.3 billion in 2020
•Additional depreciation from change in residual value estimate primarily due to expected delay in used vehicle market recovery and a lowered longer term outlook for used vehicle market values
•Commercial rental demand and utilization improved throughout the quarter; however, remain below pre-COVID-19 levels
•Automotive customer activity in Supply Chain Solutions improved since April due to manufacturing ramp-up and is expected to be at pre-COVID-19 levels in the third quarter, assuming no additional disruptions
•Dedicated Transportation Solutions and Supply Chain Solutions pre-tax earnings as a percentage of segment operating revenue for the quarter were in line with long-term targets of high single digits
•Substantial liquidity of $2.0 billion as of July 27 available to support operations and fund $300 million in remaining 2020 debt maturities
•Effective tax rate impacted by reduction in earnings due to additional depreciation charges and COVID-19 effects

MIAMI, July 29, 2020 – Ryder System, Inc. (NYSE: R), a leader in supply chain, dedicated transportation, and commercial fleet management solutions, reported results for the three months ended June 30 as follows:

(In millions, except EPS)	Earnings (Loss) Before Taxes			Earnings (Loss)			Diluted Earnings (Loss) Per Share
	2020	2019	Change	2020	2019	Change	2020	2019	Change
Continuing operations (GAAP)	$(94.8)	$103.1	NM	$(73.7)	$75.5	NM	$(1.41)	$1.43	NM
Non-operating pension costs	0.9	6.7		(0.1)	4.8		—	0.09
Restructuring and other, net	18.8	5.9		16.1	4.6		0.30	0.09
ERP implementation costs	11.0	3.9		8.2	2.9		0.16	0.05
Gain on sale of property	—	(18.6)		—	(13.8)		—	(0.26)
Comparable (non-GAAP)	$(64.0)	$101.0	NM	$(49.5)	$73.9	NM	$(0.95)	$1.40	NM
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

Total and operating revenue for the three months ended June 30 were as follows:

(In millions)	Total Revenue			Operating Revenue (non-GAAP)
	2020	2019	% Change	2020	2019	% Change
Total	$1,895	2,245	(16)%	$1,623	1,804	(10)%
FMS	$1,198	1,391	(14)%	$1,074	1,170	(8)%
SCS	$519	649	(20)%	$405	483	(16)%
DTS	$294	362	(19)%	$228	248	(8)%

CEO Commentary

Commenting on the company's response to the challenges of COVID-19, second quarter results, and current outlook, Ryder Chairman and CEO Robert Sanchez said, "Market conditions related to COVID-19 troughed in April for Ryder's rental, supply chain automotive, and used vehicle sales businesses, and conditions improved sequentially thereafter. The total estimated pre-tax earnings impact was $45 million in the quarter, driven by lower commercial rental demand and reduced automotive activity in supply chain, partially offset by lower overhead costs. In addition, the impact of COVID-19 on current and expected used vehicle market conditions triggered a review of Ryder's residual value estimates, resulting in increased depreciation and valuation adjustments totaling approximately $49 million in the second quarter. The earnings headwind from this higher depreciation is expected to decline over time.

"This year, we expect to generate free cash flow of $1.0 billion to $1.2 billion driven by cash generated by our sizable portfolio of contractual businesses and reduced capital expenditures. In FMS, we remain focused on actions to increase returns and de-risk the business. These initiatives include ChoiceLease price increases resulting in a mid-single-digit improvement in revenue per new lease unit compared to the prior year. We are on track to realize our 2020 target of $30 million in annual savings from our maintenance cost initiative. In used vehicles sales, we are expanding our retail capacity, growing our inside sales capabilities, and leveraging our digital investment in online sales.

"Supply chain and dedicated profit margins in the quarter were in line with our long-term targets of high single digits despite the challenges of COVID-19 and we remain focused on accelerating growth in these segments. We are launching a national advertising campaign aimed at increasing market awareness of Ryder’s broad range of logistics capabilities and promoting RyderShareTM, our visibility and collaborative logistics platform. Our customers are benefiting from the platform's capability to track and manage goods in real time as they move through the supply chain. In addition, based on recent results, we expect the profitability of our Ryder Last Mile business to be in the high single-digit range.

"Going forward, our capital allocation strategy is to accelerate growth in our higher return supply chain and dedicated businesses, while moderating growth and improving returns in our capital intensive FMS business. This strategy is expected to achieve a balance of earnings growth and free cash flow, and over time realize our long-term return on equity goal of 15%. The increased free cash flow is expected to allow us to pay down debt in order to bring our leverage into our target range, continue to pay our dividend, invest in acquisitions and new innovation initiatives, and over time, allow for discretionary share repurchases.

"Ryder continues to work closely with customers to keep the flow of goods and services moving and I remain extremely proud of our workforce. Although we expect the months ahead to remain challenging, we believe the effects of the pandemic are accelerating trends toward e-commerce fulfillment, final mile delivery of big and bulky goods, and onshoring and nearshoring of manufacturing and supply chain operations. We believe this presents a compelling opportunity for transportation and logistics outsourcing to Ryder, and as a leading North American logistics provider, we are strongly positioned to capitalize on this opportunity."

COVID-19 Impacts to Date and Outlook

The COVID-19 pandemic and measures taken to prevent its spread negatively affected Ryder's business for a total estimated pre-tax earnings impact of $45 million in the second quarter, including lower commercial rental demand ($55 million estimated impact) and reduced automotive activity in supply chain ($25 million estimated impact), partially offset by COVID-19-related temporary cost savings of $35 million. In addition, the impact of COVID-19 on current and expected used vehicle market conditions triggered a review of Ryder's residual value estimates, resulting in increased depreciation and valuation adjustments totaling approximately $49 million in the second quarter.

Due to the effects of COVID-19, the company now expects the recovery in the used vehicle market will be delayed beyond the company's prior expectation of mid-2021. Although we saw stronger than expected volumes in used vehicle sales in both the retail and wholesale markets, we expect pricing pressure to continue through mid-2022. As a result, the company primarily extended accelerated depreciation on vehicles expected to be sold by an additional year through mid-2022 and lowered long term policy residual value estimates, particularly for trucks. Additionally, in order to address elevated used vehicle inventories, certain vehicles were written down to reflect wholesale pricing levels. The estimated impact of the residual value changes in the second quarter includes $31 million from additional accelerated depreciation and valuation adjustments and $18 million of policy depreciation.

Earnings Impact From Residual Value Estimate Changes

	Three months ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020 (3)	September 30, 2020	December 31, 2020	2020	2021	2022- 2025	Total
	(In millions)
Accelerated Depreciation (2019 - Q1 2020) (1)	$148	$88	$100	$55	$25	$10	$190	$—	$—	$426
Accelerated Depreciation (Q2 2020) (2)	—	—	—	31	20	20	71	40	—	111
Policy Depreciation (2019)	60	60	51	50	50	50	201	160	250	731
Policy Depreciation (Q2 2020)	—	—	—	18	20	20	58	70	150	278
Total	$208	$148	$151	$154	$115	$100	$520	$270	$400	$1,546
(1) Accelerated depreciation included losses for used vehicle sales, net (primarily valuation adjustments) of $23 million, $10 million, and $21 million for the three months ended September 30, 2019, December 31, 2019, and March 31, 2020, respectively.
(2) Accelerated depreciation included losses for used vehicle sales, net (primarily valuation adjustments) of $9 million for the three months ended June 30, 2020.
(3) Incremental depreciation expense was $35 million for the three months ended June 30, 2019 including impacts from accelerated and policy depreciation and losses for used vehicle sales, net.

These changes are intended to better align vehicle residual value estimates with our current view and outlook for the used vehicle market environment. These estimates are based on management’s view of market conditions and reflect the impact of this change on residual values on the fleet of power vehicles at the time of the change. Management reviews residual values periodically based on current and expected market conditions and, if management’s view of market conditions changes, may adjust, positively or negatively, residual value estimates for the fleet at such time.

Second quarter demand for commercial rental vehicles remained significantly below the prior year and typical seasonal levels; however, demand and utilization troughed in April and improved sequentially thereafter. Rental utilization percentage on power vehicles in the second quarter was 55.9% compared to historical levels in the mid-70s. Ryder took action to reduce the rental fleet size resulting in a decline in 8,600 vehicles or 19% from the prior year. Based on the rental fleet size at the end of the second quarter, every percentage point change in utilization is estimated to impact monthly pre-tax earnings by approximately $1 million until the rental fleet size can be aligned with market demand.

Following April shutdowns, SCS automotive customer activity increased starting in mid-May as manufacturers ramped up production. We ended the second quarter at pre-COVID-19 activity levels and, assuming no additional disruption, we expect activity to remain at approximately these levels during the third quarter.

Ryder took significant actions in early April to temporarily furlough employees and reduce discretionary spending. In addition, the company incurred lower medical costs during the quarter. These items resulted in an estimated $35 million savings in the second quarter. The company does not anticipate most of the lower discretionary spending and medical cost benefit to recur going forward. In July, the company transitioned from temporary furloughs to permanent headcount reductions, primarily in FMS, which are expected to result in estimated headcount-related savings of $12 million per quarter. Second quarter 2020 comparable earnings before tax exclude restructuring and other charges of $13 million related to this reduction.

As highlighted in the prior quarter, the company expects lower lease sales in 2020 which will result in significantly lower capital expenditures. In addition, during the quarter Ryder canceled and deferred lease and rental vehicle orders and redeployed a significant amount of underutilized equipment to fulfill lease contracts, further reducing capital spending. Capital expenditures are now expected to be between $1.0 billion to $1.3 billion for the full year, resulting in anticipated free cash flow in 2020 of $1.0 billion to $1.2 billion, which is expected to be used primarily to pay down debt.

Ryder's liquidity position remains strong with approximately $700 million in cash in the U.S., $1.2 billion in available revolver borrowings, and $100 million of availability under its receivable-backed financing facility as of July 27, 2020. The company is well positioned to support operations, fund $300 million of remaining 2020 debt maturities, and expects to continue paying its dividend.

The company is not providing earnings guidance at this time as a result of the uncertainty relating to the ongoing impacts of COVID-19. The company expects to resume guidance when business conditions stabilize.

Second Quarter Business Segment Operating Results

Fleet Management Solutions

In the Fleet Management Solutions (FMS) business segment, total revenue was $1.2 billion, down 14% from the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel and lease liability insurance revenue) was $1.1 billion, down 8% from the year-earlier period. The decline was driven by a 33% decrease in commercial rental revenue from the year-earlier period due to lower demand. ChoiceLeaseTM (lease) revenue increased 1%, reflecting a larger average fleet size and higher prices on new vehicles, partially offset by lower mileage based revenue.

FMS loss before tax was $(104) million compared with earnings before tax of $58 million in 2019 due to $154 million of additional depreciation expense from the vehicle residual value estimate changes in 2019 and 2020, resulting in a year-over-year earnings impact of $119 million. In addition, there was a negative estimated impact of COVID-19 on commercial rental performance of $55 million. This was partially offset by COVID-19-related cost actions and lower medical expenses totaling $20 million. The impact of COVID-19 on current and expected used vehicle market conditions triggered a review of Ryder's residual value estimates, resulting in increased depreciation and valuation adjustments totaling $49 million. Rental power fleet utilization was 56% in the second quarter, down from 75% in the year-earlier period. The company has taken action to reduce the rental fleet to better align with market conditions, resulting in a 19% year-over-year and a 7% sequential decline in fleet size. FMS loss before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were (8.7)% and (9.7)%, respectively. FMS earnings before tax as a percentage of FMS operating revenue is below the company's long term target of high single digits, reflecting increased depreciation and lower rental performance.

Supply Chain Solutions

In the Supply Chain Solutions (SCS) business segment, total revenue was down 20% to $519 million reflecting lower operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation), as well as lower subcontracted and fuel revenues. Operating revenue was down 16% to $405 million compared with the year-earlier period. The decline in SCS operating revenue primarily reflects COVID-19 related reductions in the automotive sector.

SCS earnings before tax of $37 million decreased 19% in the second quarter of 2020 compared with $46 million in 2019. This decrease reflects $25 million in estimated COVID-19 impacts primarily related to lower activity with automotive customers, partially offset by COVID-19-related cost actions and lower medical expenses totaling $13 million. In addition, earnings were negatively impacted by $5 million due to changes in residual value estimates on vehicles used in this segment (which is eliminated in consolidated results). These impacts were partially offset by higher pricing and improved operating performance. SCS earnings before tax (EBT) as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 7.1% and 9.1%, respectively. SCS EBT as a percentage of SCS operating revenue is consistent with the company's long term target of high single digits.

Dedicated Transportation Solutions

In the Dedicated Transportation Solutions (DTS) business segment, total revenue was down 19% to $294 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) decreased by 8% to $228 million compared with the year-earlier period. The decline in DTS total revenue reflects lower subcontracted transportation revenue and lower fuel costs passed through to customers, as well as lower DTS operating revenue primarily due to lower sales.

DTS earnings before tax of $21 million decreased 22% compared with $27 million in 2019 primarily due to a negative impact of $7 million related to changes in residual value estimates on vehicles used in this segment (which is eliminated in consolidated results). DTS earnings before tax (EBT) as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 7.2% and 9.3%, respectively. DTS EBT as a percentage of DTS operating revenue is consistent with the company's long term target of high single digits.

Corporate Financial Information
Central Support Services

In the second quarter of 2020, unallocated CSS costs were $11 million as compared to $10 million in the prior year.

Income Taxes

Our effective income tax rate from continuing operations for the second quarter of 2020 was a benefit of 22.2% as compared to an expense of 26.8% in the prior year. The tax rate was impacted by the reduction in earnings due to the additional depreciation charges and the COVID-19 effects. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the second quarter of 2020 was a benefit of 22.8% as compared to an expense of 26.9% in the prior year.

Capital Expenditures

Year-to-date capital expenditures decreased to $0.6 billion in 2020 compared with $2.2 billion in 2019. The decrease in capital expenditures reflects lower investments in the lease and rental fleets, reflecting lower demand related to COVID-19. The company now expects full year 2020 gross capital expenditures of $1.0 billion to $1.3 billion, below the $2.1 billion expected prior to the COVID-19 pandemic. Lower capital spending is expected to result in full year free cash flow of $1.0 billion to $1.2 billion as compared with negative free cash flow of $(1.1) billion in the prior year. Year-to-date proceeds from sales declined to $218 million in 2020 as compared to $256 million in the prior year due to the sale of property in 2019 for approximately $40 million. Year-to-date net capital expenditures were $378 million in 2020, down from $2.0 billion in 2019.

Cash Flow and Leverage

Year-to-date operating cash flow was $1.1 billion in 2020, up from $1.0 billion in 2019. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $1.3 billion in line with the prior year. Free cash flow (a non-GAAP measure) was positive $612 million, compared with negative $(909) million in 2019, reflecting decreased capital spending.

Total debt as of June 30, 2020 was $8.1 billion, up from $7.9 billion at year-end 2019. The company is carrying a higher cash balance due to the uncertainty of the current economic environment. Net debt declined to $7.4 billion as of June 30, 2020, from $7.9 billion as of December 31, 2019. Debt-to-equity as of June 30, 2020 was 377% compared with 320% at year-end 2019, above the company's long-term target of 250-300%. The increase in debt-to-equity reflects the reduction in equity related to higher non-cash depreciation expense from vehicle residual value estimate changes. Debt-to-equity also reflects a higher than normal cash balance which increased debt-to-equity by approximately 35 percentage points.

Supplemental Company Information

Second Quarter Net Earnings

(In millions, except EPS)	Earnings		Diluted EPS
	2020	2019	2020	2019
Earnings (loss) from continuing operations	$(73.7)	75.5	$(1.41)	1.43
Discontinued operations	(0.4)	(0.2)	(0.01)	—
Net earnings (loss)	$(74.1)	75.2	$(1.42)	1.43

Year-to-Date Operating Results

(In millions, except EPS)	Six months ended June 30,
	2020	2019	Change
Total revenue	$4,057	4,425	(8)%
Operating revenue (non-GAAP)	$3,394	3,555	(5)%

Earnings (loss) from continuing operations	$(182.8)	121.3	NM
Comparable earnings (loss) from continuing operations (non-GAAP)	$(121.6)	132.3	NM
Net earnings (loss)	$(183.7)	120.5	NM

Earnings (loss) per common share (EPS) - Diluted
Continuing operations	$(3.50)	2.30	NM
Comparable (non-GAAP)	$(2.33)	2.51	NM
Net earnings (loss)	$(3.52)	2.28	NM

Business Description

Ryder System, Inc. is a leading supply chain, dedicated transportation, and commercial fleet management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. The company’s financial performance is reported in the following three, inter-related business segments:
•Supply Chain Solutions – Ryder’s SCS business segment optimizes logistics networks to make them more responsive and able to be leveraged as a competitive advantage. Globally-recognized brands in the automotive, consumer goods, food and beverage, healthcare, industrial, oil and gas, technology, and retail industries rely on Ryder’s leading-edge technologies and world-class logistics engineers to help them deliver the goods that consumers use every day.
•Dedicated Transportation Solutions – Ryder’s DTS business segment combines the best of Ryder’s leasing and maintenance capability with the safest and most professional drivers in the industry. With a dedicated transportation solution, Ryder helps customers increase their competitive position, reduce risk, and integrate their transportation needs with their overall supply chain.
•Fleet Management Solutions – Ryder’s FMS business segment provides a broad range of services to help businesses of all sizes, across virtually every industry, deliver for their customers. From leasing, maintenance, and fueling, to commercial rental and used vehicle sales, customers rely on Ryder’s expertise to help them lower their costs, redirect capital to other parts of their business, and focus on what they do best – so they can grow.

For more information on Ryder System, Inc., visit investors.ryder.com and ryder.com.

###

Note: Regarding Forward-Looking Statements

Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; impact of the COVID-19 pandemic on earnings, depreciation, commercial rental demand, used vehicle pricing, execution and timing for making adjustments to rental fleet size, automotive supply chain volumes, our effective tax rate, and sales for ChoiceLease and other products and services; the adequacy of steps we have taken to mitigate the negative impacts of COVID-19 on our operations; impact of continued automotive production shutdowns on earnings; expected benefits from our strategic initiatives and our multi-year maintenance cost-savings initiatives; our ability to implement our asset management strategy to right size our fleet; performance in our product lines and segments; demand, sales and pricing in used vehicle sales; residual values and depreciation expense; free cash flow; liquidity; dividend payments, cash provided by operating activities, capital expenditures; profitability of our Ryder Last Mile operations; and our ability to obtain our projected benefits from our RyderShare visibility and collaboration tool. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near-term used vehicle market. Our assessment is subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results related to vehicle residual values to materially differ from estimates include, but are not limited to, changes in supply and demand, competitor pricing, regulatory requirements, driver shortages, requirements and preferences, as well as changes in underlying assumption factors.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the duration and severity of the COVID-19 pandemic and governmental responses thereto; our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings initiatives, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts, implementation or enforcement of regulations, decreases in freight demand or volumes, used vehicle inventory levels, poor operational execution including with respect to new accounts and product launches, our difficulty in obtaining adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences, competition from other service providers and new entrants, lower than anticipated customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, higher than expected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in our residual value estimates and accounting policies, including our depreciation policy, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note: Regarding Non-GAAP Financial Measures

This news release includes certain non-GAAP financial measures as defined under SEC rules. Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure and why management believes that presentation of each measure provides useful information to investors. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

CONFERENCE CALL AND WEBCAST INFORMATION

Ryder’s earnings conference call and webcast is scheduled for July 29, 2020 at 11:00 a.m. ET. To join, click here.

LIVE AUDIO VIA PHONE
Toll Free Number: 888-352-6803
USA Toll Number: 323-701-0225
Audio Passcode:  Ryder
Conference Leader: Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number: 888-203-1112
USA Toll Number: 719-457-0820
Replay Passcode:  1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.

AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.

Contacts: Media:      Investor Relations:
         Amy Federman     Bob Brunn
         (305) 500-4989     (305) 500-4053

ryder-financial
ryder-usa

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2020 and 2019
(In millions, except per share amounts)

	Three Months		Six Months
	2020	2019	2020	2019

Lease & related maintenance and rental revenues	$868.7	933.8	$1,796.4	1,833.4
Services revenue	942.3	1,159.1	2,054.5	2,291.1
Fuel services revenue	84.4	152.1	205.7	300.8
Total revenues	1,895.3	2,245.0	4,056.6	4,425.3

Cost of lease & related maintenance and rental	775.4	687.5	1,593.6	1,351.8
Cost of services	793.4	976.4	1,747.8	1,948.1
Cost of fuel services	78.0	148.4	198.4	291.6
Other operating expenses	29.8	29.7	63.4	63.3
Selling, general and administrative expenses	208.6	226.4	432.7	457.7
Non-operating pension costs	0.9	6.7	2.2	13.2
Used vehicle sales, net	9.5	18.1	30.2	26.4
Interest expense	67.3	60.8	129.9	116.1
Miscellaneous (income) loss, net	(9.9)	(21.9)	(1.3)	(30.1)
Restructuring and other items, net	37.2	9.8	68.1	16.0
	1,990.1	2,141.9	4,265.0	4,254.1

Earnings (loss) from continuing operations before income taxes	(94.8)	103.1	(208.4)	171.2
Provision for (benefit from) income taxes	(21.1)	27.6	(25.6)	49.9
Earnings (loss) from continuing operations	(73.7)	75.5	(182.8)	121.3
Income (loss) from discontinued operations, net of tax	(0.4)	(0.2)	(0.9)	(0.8)
Net earnings (loss)	$(74.1)	75.2	$(183.7)	120.5

Earnings (loss) per common share — Diluted
Continuing operations	$(1.41)	1.43	$(3.50)	2.30
Discontinued operations	(0.01)	—	(0.02)	(0.02)
Net earnings	$(1.42)	1.43	$(3.52)	2.28

Earnings (loss) per share information — Diluted
Earnings from continuing operations	$(73.7)	75.5	$(182.8)	121.3
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.3)	(0.2)	(0.5)
Earnings from continuing operations available to common stockholders	$(73.8)	75.2	$(183.1)	120.9

Weighted-average common shares outstanding — Diluted	52.4	52.5	52.3	52.6

EPS from continuing operations	$(1.41)	1.43	$(3.50)	2.30
Non-operating pension costs	—	0.09	—	0.18
Restructuring and other, net	0.30	0.09	0.48	0.12
ERP implementation costs	0.16	0.05	0.30	0.11
Gain on sale of property	—	(0.26)	—	(0.26)
Tax adjustments, net	—	—	0.39	0.06
Comparable EPS from continuing operations *	$(0.95)	1.40	$(2.33)	2.51

*Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions)

	June 30, 2020	December 31, 2019

Assets:
Cash and cash equivalents	$831.5	73.6
Other current assets	1,301.2	1,488.5
Revenue earning equipment, net	9,569.8	10,427.7
Operating property and equipment, net	913.1	917.8
Other assets	1,593.1	1,567.8
	$14,208.8	14,475.3

Liabilities and shareholders' equity:
Current liabilities	$1,295.0	1,470.8
Total debt (including current portion)	8,147.7	7,924.8
Other non-current liabilities (including deferred income taxes)	2,607.0	2,603.4
Shareholders' equity	2,159.1	2,476.3
	$14,208.8	14,475.3

SELECTED KEY RATIOS AND METRICS

	June 30, 2020	December 31, 2019

Debt to equity	377%	320%
Effective interest rate (average cost of debt)	3.3%	3.3%

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Comparable EBITDA*	$549.2	578.8	$1,067.7	1,111.1

	Six months ended June 30,
	2020	2019

Net cash provided by operating activities from continuing operations	$1,098.8	1,045.1
Free cash flow *	612.3	(909.4)
Capital expenditures paid	704.9	2,210.8

Capital expenditures (accrual basis)	$596.8	2,248.5
Less: Proceeds from sales (primarily revenue earning equipment)	(218.4)	(256.3)
Net capital expenditures	$378.4	1,992.2

	Twelve months ended June 30,
	2020	2019

Adjusted return on equity *	(9.8)%	11.9%

Adjusted return on capital *	(0.3)%	5.0%
Weighted average cost of capital	4.5%	4.8%
Adjusted return on capital spread **	(4.8)%	0.2%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended June 30, 2020 and 2019
(In millions)

	Three Months			Six Months
	2020	2019	B(W)	2020	2019	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$766.2	757.3	1%	$1,558.4	1,497.3	4%
SelectCare	125.9	136.4	(8)%	262.0	272.1	(4)%
Commercial rental	169.2	253.9	(33)%	374.9	490.0	(23)%
Other	12.3	23.0	(46)%	35.8	46.2	(23)%
Fuel services revenue	117.3	212.4	(45)%	290.6	420.2	(31)%
ChoiceLease liability insurance revenue	7.4	8.0	(8)%	16.8	16.6	1%
Total Fleet Management Solutions	1,198.2	1,390.9	(14)%	2,538.4	2,742.5	(7)%
Supply Chain Solutions	519.3	649.3	(20)%	1,147.8	1,285.0	(11)%
Dedicated Transportation Solutions	293.9	362.2	(19)%	628.8	711.9	(12)%
Eliminations	(116.2)	(157.5)	26%	(258.4)	(314.0)	18%
Total revenue	$1,895.3	2,245.0	(16)%	$4,056.6	4,425.3	(8)%

Operating Revenue: *
Fleet Management Solutions	$1,073.5	1,170.5	(8)%	$2,231.1	2,305.7	(3)%
Supply Chain Solutions	405.1	482.8	(16)%	872.4	959.8	(9)%
Dedicated Transportation Solutions	227.9	248.1	(8)%	464.6	483.7	(4)%
Eliminations	(83.3)	(97.2)	14%	(173.6)	(194.6)	11%
Operating revenue	$1,623.2	1,804.1	(10)%	$3,394.5	3,554.6	(5)%

Business Segment Earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$(103.7)	57.7	NM	$(218.3)	118.7	NM
Supply Chain Solutions	36.9	45.8	(19)%	67.9	78.1	(13)%
Dedicated Transportation Solutions	21.2	27.1	(22)%	33.4	44.5	(25)%
Eliminations	(7.7)	(19.2)	60%	(17.8)	(36.5)	51%
	(53.3)	111.5	NM	(134.8)	204.8	NM
Unallocated Central Support Services	(10.7)	(10.5)	(2)%	(20.1)	(23.0)	13%
Non-operating pension costs	(0.9)	(6.7)	86%	(2.2)	(13.2)	84%
Other items impacting comparability, net	(29.8)	8.8	NM	(51.4)	2.6	NM
Earnings (loss) from continuing operations before income taxes	(94.8)	103.1	NM	(208.4)	171.2	NM
Provision for (benefit from) income taxes	(21.1)	27.6	NM	(25.6)	49.9	NM
Earnings (loss) from continuing operations	$(73.7)	75.5	NM	$(182.8)	121.3	NM

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended June 30, 2020 and 2019
(in millions)

	Three Months			Six Months
	2020	2019	B(W)	2020	2019	B(W)

Fleet Management Solutions

FMS total revenue	$1,198.2	1,390.9	(14)%	$2,538.4	2,742.5	(7)%
Fuel services revenue(a)	(117.3)	(212.4)	(45)%	(290.6)	(420.2)	(31)%
ChoiceLease liability insurance revenue	(7.4)	(8.0)	(8)%	(16.8)	(16.6)	1%
FMS operating revenue *	$1,073.5	1,170.5	(8)%	$2,231.1	2,305.7	(3)%

Segment earnings (loss) before income taxes	$(103.7)	57.7	NM	$(218.3)	118.7	NM

FMS earnings (loss) before income taxes as % of FMS total revenue	(8.7)%	4.2%		(8.6)%	4.3%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	(9.7)%	4.9%		(9.8)%	5.1%

Supply Chain Solutions

SCS total revenue	$519.3	649.3	(20)%	$1,147.8	1,285.0	(11)%
Subcontracted transportation	(102.2)	(135.5)	(25)%	(237.9)	(263.5)	(10)%
Fuel	(12.1)	(31.0)	(61)%	(37.5)	(61.6)	(39)%
SCS operating revenue *	$405.1	482.8	(16)%	$872.4	959.8	(9)%

Segment earnings before income taxes	$36.9	45.8	(19)%	$67.9	78.1	(13)%

SCS earnings before income taxes as % of SCS total revenue	7.1%	7.0%		5.9%	6.1%

SCS earnings before income taxes as % of SCS operating revenue *	9.1%	9.5%		7.8%	8.1%

Dedicated Transportation Solutions

DTS total revenue	$293.9	362.2	(19)%	$628.8	711.9	(12)%
Subcontracted transportation	(41.8)	(76.9)	(46)%	(108.1)	(153.7)	(30)%
Fuel	(24.2)	(37.2)	(35)%	(56.2)	(74.5)	(25)%
DTS operating revenue *	$227.9	248.1	(8)%	$464.6	483.7	(4)%

Segment earnings before income taxes	$21.2	27.1	(22)%	$33.4	44.5	(25)%

DTS earnings before income taxes as % of DTS total revenue	7.2%	7.5%		5.3%	6.3%

DTS earnings before income taxes as % of DTS operating revenue *	9.3%	10.9%		7.2%	9.2%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, SCS and DTS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to SCS and DTS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended June 30,		Six months ended June 30,		2020/2019
	2020	2019	2020	2019	Three Months	Six Months

ChoiceLease
Average fleet count	156,900	155,900	158,200	152,800	1%	4%
End of period fleet count	154,600	157,300	154,600	157,300	(3)%	(3)%
Miles/unit per day change - % (a)	(11.1)%	(2.6)%	(3.7)%	(1.0)%

Average Active ChoiceLease vehicles (b)	146,600	144,000	147,400	142,600	2%	3%
Revenue per active ChoiceLease vehicle (c)	$5,200	$5,300	$10,600	$10,500	(2)%	1%

Commercial rental
Average fleet count	38,200	44,800	39,400	43,500	(15)%	(9)%
End of period fleet count	36,800	45,400	36,800	45,400	(19)%	(19)%
Rental utilization - power units	55.9%	75.3%	60.3%	75.1%	(1,940)bps	(1,480)bps
Rental rate change - % (d)	2.2%	1.9%	2.7%	2.6%

Customer vehicles under
SelectCare contracts
Average fleet count	55,200	55,600	55,300	55,700	(1)%	(1)%
End of period fleet count	54,900	56,100	54,900	56,100	(2)%	(2)%

Customer vehicles under
SelectCare on-demand (e)
Fleet serviced during the period	6,900	9,100	12,300	15,100	(24)%	(19)%

SCS
Average fleet count (f)	9,500	9,800	9,600	9,700	(3)%	(1)%
End of period fleet count (f)	9,800	9,700	9,800	9,700	1%	1%

DTS
Average fleet count (f)	9,300	9,700	9,300	9,600	(4)%	(3)%
End of period fleet count (f)	9,300	9,700	9,300	9,700	(4)%	(4)%

Used vehicle sales (UVS)
Average UVS inventory	13,100	7,900	11,700	7,500	66%	56%
End of period fleet count	14,000	8,300	14,000	8,300	69%	69%
Used vehicles sold	6,300	5,100	11,800	10,000	24%	18%
UVS pricing change (g)
Tractors	(33)%	19%	(30)%	18%
Trucks	(9)%	(1)%	(7)%	1%
Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Active ChoiceLease vehicles are calculated as those units currently earning revenue and not classified as not yet earning or no longer earning units.
(c)	Calculated based on the reported quarterly and year-to-date ChoiceLease revenue.
(d)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(e)	Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.
(f)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(g)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS	EPS from Continuing Operations	Condensed Consolidated Statements of Earnings - Unaudited
Adjusted Return on Equity (ROE)	Not Applicable. However, the non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average equity is provided in the following reconciliations.	Appendix - Non-GAAP Financial Measure Reconciliations
Adjusted Return on Capital (ROC) and Adjusted ROC Spread	Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

Set forth in the table below is an overview of each non-GAAP financial measure and why management believes that presentation of each non-GAAP financial measure provides useful information to investors. See reconciliations for each of these measures following this table.

Operating Revenue Measures:
Operating Revenue FMS Operating Revenue SCS Operating Revenue DTS Operating Revenue FMS EBT as a % of FMS Operating Revenue SCS EBT as a % of SCS Operating Revenue DTS EBT as a % of DTS Operating Revenue
Operating revenue is defined as total revenue for Ryder System, Inc. or each business segment (FMS, SCS and DTS) excluding any (1) fuel and (2) subcontracted transportation, as well as (3) revenue from our ChoiceLease liability insurance program which was discontinued in early 2020. We believe operating revenue provides useful information to investors as we use it to evaluate the operating performance of our core businesses and as a measure of sales activity at the consolidated level for Ryder System, Inc., as well as for each of our business segments. We also use segment EBT as a percentage of segment operating revenue for each business segment for the same reason. Note: FMS EBT, SCS EBT and DTS EBT, our primary measures of segment performance, are not non-GAAP measures.

Fuel: We exclude FMS, SCS and DTS fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs.

Subcontracted transportation: We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability. While our SCS and DTS business segments subcontract certain transportation services to third party providers, our FMS business segment does not engage in subcontracted transportation and, therefore, this item is not applicable to FMS.

ChoiceLease liability Insurance: We exclude ChoiceLease liability insurance as we announced our plan in the first quarter of 2020 to exit the extension of our liability insurance coverage for ChoiceLease customers. The exit of this program is estimated to be completed in the second quarter of 2021. We are excluding the revenues associated with this program for better comparability of our on-going operations.

Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Taxes (EBT) and Comparable Tax Rate

Comparable Earnings

Comparable Earnings per Diluted Common Share (EPS)

Adjusted Return on Equity (ROE)

Adjusted Return on Capital (ROC) and Adjusted ROC Spread

Comparable EBT, comparable earnings and comparable EPS are defined, respectively, as GAAP EBT, earnings and EPS, all from continuing operations, excluding (1) non-operating pension costs and (2) any other significant items that are not representative of our business operations. We believe these comparable earnings measures provide useful information to investors and allow for better year-over-year comparison of operating performance.
Non-operating pension costs: Our comparable earnings measures exclude non-operating pension costs, which include the amortization of net actuarial loss and prior service cost, interest cost and expected return on plan assets components of pension and postretirement benefit costs, as well as a settlement or curtailment of a plan if one has occurred. We exclude non-operating pension costs because we consider these to be impacted by financial market performance and outside the operational performance of our business.

Other Items Impacting Comparability: Our comparable and adjusted earnings measures also exclude other significant items that are not representative of our business operations as detailed in the reconciliation table below. These other significant items vary from period to period and, in some periods, there may be no such significant items.

Calculation of comparable tax rate: The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Adjusted ROE: Adjusted ROE is defined as adjusted net earnings divided by adjusted average shareholders' equity and represents the rate of return on shareholders' investment. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity. We use adjusted ROE as an internal measure of how effectively we use the owned capital invested in our operations.

Adjusted ROC: Adjusted ROC is defined as adjusted net earnings divided by average total capital and represents the rate of return generated by the capital deployed in our business. Other items impacting comparability described above are excluded, as applicable, from the calculation of net earnings and average shareholders' equity (a component of average total capital).We use adjusted ROC as an internal measure of how effectively we use the capital invested (borrowed or owned) in our operations. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization	Comparable EBITDA is defined as earnings from continuing operations, net of tax, first adjusted to exclude the following items, all from continuing operations: (1) non-operating pension costs and (2) any other items that are not representative of our business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under Comparable Earnings Measures above) and then adjusted further for (1) interest expense, (2) income taxes, (3) depreciation, (4) losses from used vehicle fair value adjustments and (5) amortization.

We believe comparable EBITDA provides investors with useful information, as it is a standard measure commonly reported and widely used by analysts, investors and other interested parties to measure financial performance and our ability to service debt and meet our payment obligations. In addition, we believe that the inclusion of comparable EBITDA provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Other companies may calculate comparable EBITDA differently; therefore, our presentation of comparable EBITDA may not be comparable to similarly-titled measures used by other companies.

Comparable EBITDA should not be considered as an alternative to earnings from continuing operations before income taxes or earnings from continuing operations determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), as an indicator of cash flows, or as a measure of liquidity.

Cash Flow Measures:
Total Cash Generated Free Cash Flow
We consider total cash generated and free cash flow to be important measures of comparative operating performance, as our principal sources of operating liquidity are cash from operations and proceeds from the sale of revenue earning equipment.

Total Cash Generated: Total cash generated is defined as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities. We believe total cash generated is an important measure of total cash flows generated from our ongoing business activities.

Free Cash Flow: We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of (1) net cash provided by operating activities, (2) net cash provided by the sale of revenue earning equipment, (3) net cash provided by the sale of operating property and equipment, and (4) other cash inflows from investing activities, less (5) purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. Our calculation of free cash flow may be different from the calculation used by other companies and, therefore, comparability may be limited.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Total revenue	$1,895.3	2,245.0	$4,056.6	4,425.3
Fuel	(120.6)	(220.4)	(299.3)	(436.9)
Subcontracted transportation	(144.0)	(212.4)	(346.0)	(417.2)
ChoiceLease liability insurance revenue	(7.4)	(8.0)	(16.8)	(16.6)
Operating revenue *	$1,623.2	1,804.1	$3,394.5	3,554.6

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Six months ended June 30,
	2020	2019

Net cash provided by operating activities from continuing operations	$1,098.8	1,045.1
Proceeds from sales (primarily revenue earning equipment) (a)	214.2	210.1
Sales of operating property and equipment	4.2	46.2
Total cash generated *	1,317.2	1,301.3
Purchases of property and revenue earning equipment (a)	(704.9)	(2,210.8)
Free cash flow *	$612.3	(909.4)

Memo:
Net cash used in investing activities	$(492.3)	(1,954.5)
Net cash provided by financing activities	$154.7	937.0

Notes:

(a)	Included in cash flows from investing activities.

* Non-GAAP financial measure. See definition above.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON EQUITY RECONCILIATION

	Twelve months ended June 30,
	2020	2019

Net earnings (12-month rolling period)	$(328.7)	323.4
+ Other items impacting comparability *	91.9	1.4
+ Income taxes (a)	(94.4)	81.5
Adjusted earnings before income taxes	(331.2)	406.3
- Adjusted income taxes (b)	94.1	(101.3)
= Adjusted net earnings for ROE (numerator)** [A]	$(237.1)	305.0

Average shareholders' equity	$2,392.6	2,542.4
Adjustment to equity (c)	28.4	23.0
Adjusted average total equity (denominator)** [B]	$2,421.0	2,565.4

Adjusted ROE ** [A]/[B]	(9.8)%	11.9%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* Other items impacting comparability includes the following:

	Twelve months ended June 30,
	2020	2019
Restructuring and other, net	$56.7	11.8
ERP implementation costs	35.2	8.2
Gain on sale of property	—	(18.6)
Other items impacting comparability	$91.9	1.4

** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average shareholders' equity to adjusted average total equity set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended June 30,
	2020	2019

Net earnings (12-month rolling period)	$(328.7)	323.4
+ Other items impacting comparability *	91.9	1.4
+ Income taxes (a)	(94.4)	81.5
Adjusted earnings before income taxes	(331.2)	406.2
+ Interest expense	255.2	215.7
- Adjusted income taxes (b)	41.3	(156.3)
= Adjusted net earnings for ROC (numerator)** [A]	$(34.6)	465.6

Average total debt	$7,933.1	6,758.7
Average shareholders' equity	2,392.6	2,542.4
Adjustment to equity (c)	28.4	23.0
Adjusted average total capital (denominator)** [B]	$10,354.1	9,324.1

Adjusted ROC ** [A]/[B]	(0.3)%	5.0%

Weighted average cost of capital	4.5%	4.8%

Adjusted return on capital spread***	(4.8)%	0.2%

Notes:

(a)	Includes income taxes on discontinued operations.
(b)	Represents the tax provision on adjusted earnings before income taxes and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at adjusted earnings.

* See our Adjusted Return on Equity Reconciliation on the previous page for further details regarding other items impacting comparability.
** Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Earnings (loss) from continuing operations	$(73.7)	75.5	$(182.8)	121.3
+ Provision for (benefit from) income taxes	(21.1)	27.6	(25.6)	49.9
Earnings before income taxes from continuing operations	(94.8)	103.1	(208.4)	171.2
+ Non-operating pension costs	0.9	6.7	2.2	13.2
+ Restructuring and other, net	18.8	5.9	30.0	8.5
+ ERP implementation costs	11.0	3.9	21.4	7.5
- Gain on sale of property	—	(18.6)	—	(18.6)
Comparable earnings (loss) before income taxes from continuing operations	(64.0)	101.0	(154.9)	181.8
+ Interest expense	67.3	60.8	129.9	116.1
+ Depreciation	532.9	390.7	1,056.2	768.0
+ Losses from used vehicle fair value adjustments	11.0	24.3	32.5	41.0
+ Amortization	2.0	2.1	4.0	4.2
Comparable EBITDA *	$549.2	578.8	$1,067.7	1,111.1

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2020
	Condensed Consolidated Statements of Earnings Line Item	Three Months	Six Months

Earnings (loss) from continuing operations before income taxes		$(94.8)	(208.4)
Non-operating pension costs	Non-operating pension costs	0.9	2.2
Restructuring and other, net	Revenue and Restructuring and other items, net	18.8	30.0
ERP implementation costs	Restructuring and other items, net	11.0	21.4
Comparable earnings (loss) from continuing operations before income taxes*		$(64.0)	(154.9)

Benefit from (provision for) income taxes		$21.1	25.6
Tax adjustments		—	20.4
Income tax effects of non-GAAP adjustments**		(6.5)	(12.6)
Comparable benefit from (provision for) income taxes**		$14.6	33.3

Earnings (loss) from continuing operations		$(73.7)	(182.8)
Non-operating pension costs	Non-operating pension costs	(0.1)	—
Restructuring and other, net	Revenue and Restructuring and other items, net	16.1	25.0
ERP implementation costs	Restructuring and other items, net	8.2	15.9
Tax adjustments	Provision for (benefit from) income taxes	—	20.4
Comparable earnings (loss) from continuing operations*		$(49.5)	(121.6)

Tax rate on continuing operations		22.2%	12.3%
Tax adjustments and income tax effects of non-GAAP adjustments**		0.6%	9.2%
Comparable tax rate on continuing operations**		22.8%	21.5%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS BEFORE INCOME TAXES / EARNINGS / TAX RATE RECONCILIATION

		2019
	Condensed Consolidated Statements of Earnings Line Item	Three Months	Six Months

Earnings from continuing operations before income taxes		$103.1	171.2
Non-operating pension costs	Non-operating pension costs	6.7	13.2
Restructuring and other, net	Restructuring and other items, net	5.9	8.5
ERP implementation costs	Restructuring and other items, net	3.9	7.5
Gain on sale of properties	Miscellaneous income, net	(18.6)	(18.6)
Comparable earnings from continuing operations before income taxes*		$101.0	181.8

Benefit from (provision for) income taxes		$(27.6)	49.9
Tax adjustments		—	3.5
Income tax effects of non-GAAP adjustments**		0.5	(3.1)
Comparable benefit from (provision for) income taxes**		$(27.2)	(49.5)

Earnings (loss) from continuing operations		$75.5	121.3
Non-operating pension costs	Non-operating pension costs	4.8	9.3
Restructuring and other, net	Restructuring and other items, net	4.6	6.4
ERP implementation costs	Restructuring and other items, net	2.9	5.6
Gain on sale of property	Miscellaneous income, net	(13.8)	(13.8)
Tax adjustments	Provision for income taxes	—	3.5
Comparable earnings (loss) from continuing operations*		$73.9	132.3

Tax rate on continuing operations		26.8%	29.1%
Tax adjustments and income tax effects of non-GAAP adjustments**		0.1%	(1.9)%
Comparable tax rate on continuing operations**		26.9%	27.2%

* Non-GAAP financial measure. See definition above.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.

Note: Amounts may not be additive due to rounding.